AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED DECLARATION OF TRUST OF
OPPENHEIMER GLOBAL OPPORTUNITIES FUND

This Amendment Number 1 is made as of August 10, 2005 to the Amended and Restated Declaration of Trust of Oppenheimer Global Opportunities Fund (the "Trust"), dated as of June 1, 2003, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Global Opportunities Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 15, 1990, thereafter amended by Amended Declarations of Trust dated August 10, 1990 and November 29, 1993, and amended and restated as of July 14, 1995 and further amended and restated as of August 30, 2002 and as of June 1, 2003 (the "Declaration of Trust");

WHEREAS, the Trustees, acting pursuant to part 12 of Article NINTH of the Trust's Amended and Restated Declaration of Trust dated June 1, 2003, desire to correct a typographical error regarding the number of Share Classes established under the Declaration of Trust;

NOW, THEREFORE, the Declaration of Trust is amended as follows:

Part 3 of Article FOURTH, of the Trust's Declaration of Trust is hereby amended by changing the following words located in the first sentence that currently reads "and said Shares shall be divided into four Classes" to read "and said Shares shall be divided into five Classes," after which said part 3 of Article FOURTH shall read as follows:

"3. Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into five Classes, which shall be designated Class A, Class B, Class C, Class N and Class Y. In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH. The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:"

IN WITNESS WHEREOF, pursuant to part 12 of Article NINTH of the Declaration of Trust, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on August 10, 2005.

Oppenheimer Global Opportunities Fund

/s/ Phillip S. Gillespie

Phillip S. Gillespie,

Assistant Secretary